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                                                                 Exhibit 23.3

                     Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2001, with respect to the consolidated financial statements of Five Star Quality Care, Inc. (formerly known as SHOPCO Holdings, Inc.) and our report dated September 19, 2001, with respect to the combined financial statements and schedule of Certain Mariner Post-Acute Network Facilities (Operated by subsidiaries of Mariner Post-Acute Network, Inc.), both included in Pre-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-69846) and related Prospectus of Five Star Quality Care, Inc. for the registration of shares of its common stock.

                                       /s/ Ernst & Young LLP

Boston, Massachusetts
November 6, 2001